Exhibit 99.1

Dell Names Jim Breyer to Board of Directors

ROUND ROCK, Texas--(BUSINESS WIRE)--April 13, 2009--Dell announced today that Jim Breyer, a partner with Accel Partners, has been appointed to the Dell board of directors. Mr. Breyer joins the board immediately and will stand for election by shareholders at Dell’s annual meeting on July 17.

“Jim has extensive experience in strategic planning and finance, as well as capital markets and emerging companies,” said Michael Dell, chairman and CEO. “That insight will be extremely valuable as we enhance our capabilities on behalf of customers and drive to long-term growth.”

Mr. Breyer, 47, has been an investor in more than 30 Internet, media and technology companies that have completed public offerings or successful mergers. He is on the board of Wal-Mart Stores Inc., where he is the Lead/Presiding Independent Director and chairman of the Strategic Planning and Finance Committee, and is an investor/board member of several private Internet companies, including Facebook. Mr. Breyer is also a director of Marvel Entertainment, serving as founding chairman of the Strategic Planning Committee.

Prior to his role at Accel Partners in Palo Alto, Calif., Mr. Breyer was a management consultant at McKinsey & Company in New York.

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CONTACT:
Dell Inc., Round Rock
Corporate Affairs
Jess Blackburn, 512-728-8295
jess_blackburn@dell.com
or
David Frink, 512-728-2678
david_frink@dell.com
or
Investor Relations
Lynn Tyson, 512-723-1130
lynn_tyson@dell.com
or
Robert Williams, 512-728-7570
robert_williams@dell.com